As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8
Registration Statement Under
the Securities Act of 1933

MEREDITH CORPORATION
 (Exact Name of Registrant as Specified in its Charter)

Iowa (State or other jurisdiction of incorporation or organization)	42-0410230 (I.R.S. Employer Identification No.)
1716 Locust Street Des Moines, Iowa 50309 (Address of principal executive offices)

MEREDITH CORPORATION
2004 STOCK INCENTIVE PLAN

MEREDITH SAVINGS AND INVESTMENT PLAN
 (Full Titles of the Plans)

John S. Zieser Vice President - General Counsel and Secretary 1716 Locust Street Des Moines, Iowa 50309 (Name and Address of Agent For Service)	Telephone number, including area code, of agent for service: (515) 284-3000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par Value $1	4,000,000 shares	$49.08	$196,320,000.00	$23,106.86

1   Includes 3,000,000 shares under the Meredith Corporation 2004 Stock Incentive Plan and 1,000,000 under the Meredith Savings and Investment Plan. An undetermined number of additional shares may be issued if the anti-dilution adjustment provisions of the plans become operative. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Meredith Savings and Investment Plan described herein. Also includes an indeterminate number of interests related to the Common Stock to be issued under the Meredith Corporation 2004 Stock Incentive Plan, all of which are generally nontransferable, including stock options and stock equivalents.

2   Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) and (h)(1) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on June 6, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

(1) The Annual Report of Meredith Corporation (the "Company") on Form 10-K for the year ended June 30, 2004, Amendment No. 1 to Form 10-K filed on November 5, 2004 and quarterly reports for the periods ended September 30, 2004, December 31, 2004 and March 31, 2005 which have heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

(2) The Annual Report of Meredith Savings and Investment Plan (the "Plan") on Form 11-K for the fiscal year ended December 31, 2003 which has heretofore been filed by the Plan with the Commission pursuant to the 1934 Act.

(3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the 1934 Act.

All documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the registrant's Annual Report on Form 10-K and the Plan's Annual Report on Form 11-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Reports.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12(b) of the 1934 Act.

Item 5. Interest of Named Experts and Counsel.

John S. Zieser, Vice President--General Counsel and Secretary of the Company has issued an opinion with respect to the validity of the Common Stock covered by this Registration Statement. Mr. Zieser holds a beneficial interest in securities of the Company as follows: 1,927.293 Restricted Shares Common Stock, 14,238.33 shares Common Stock, 3186.02 stock equivalent units, 3779.78 restricted stock units, and options for 219,500 shares.

Item 6. Indemnification of Directors and Officers.

The Company is subject to the Iowa Business Corporation Act (the "Act") which provides for or permits indemnification of directors and officers in certain situations. Unless limited by its Articles of Incorporation, indemnification is mandatory for a director or an officer (not an employee) who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because such person is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. In addition, unless the Articles of Incorporation provide otherwise, a director or officer may apply for limited court-ordered indemnification if certain standards are met.

The Act by its terms expressly permits indemnification where a director, officer, employee or agent in good faith and in a manner such person reasonably believed to be in (if acting in its official capacity), or not opposed to, the corporation's best interests, and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. No indemnification is permitted in connection with a proceeding by or in the right of a corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in an official capacity, in which the person was adjudged liable on the basis that personal benefit was improperly received.

The Act also permits advancement of expenses to a director, officer, employee or agent upon (1) receipt of an undertaking by such to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation; (2) the person furnishes the corporation a written affirmation of the person's good faith belief he or she has met the applicable standard of conduct; or (3) determination is made that the facts then known to those making the determination would not preclude indemnification.

Generally, the above provisions of the Act are permissive in nature. The only indemnification requirement imposed by the Act is that, unless limited by its Articles of Incorporation, a corporation must indemnify a director or officer against reasonable expenses incurred in connection with the wholly successful defense of a proceeding.

The Act specifically provides that, subject to certain limitations, its terms shall not be deemed exclusive of any other right to indemnification to which a director or officer may be entitled under a corporation's Articles of Incorporation or Bylaws, or any agreement, vote of shareholders or disinterested directors, or otherwise. However, indemnification cannot be provided in the case of (1) breach of the director's duty of loyalty to the corporation or shareholders; (2) an act or omission not in good faith; (3) any intentional misconduct; (4) a knowing violation of the law; (5) a transaction from which the person seeking indemnification derives an improper personal benefit; (6) liability for certain unlawful distributions; or (7) the person being adjudged liable to the corporation in a proceeding by or in the right of the corporation. Indemnification by or in the right of the corporation is limited to reasonable expenses in connection with the proceeding.

Article Twelve of the Bylaws of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Iowa law and advance the expenses of directors, officers and employees incurred in defending any related proceeding upon receipt by the Company of an undertaking, by or on behalf of such director, officer or employee to repay all amounts advanced if it shall ultimately be determined that the director, officer or employee is not entitled to be indemnified.

The Company maintains directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on the 8th day of June, 2005.

MEREDITH CORPORATION.

By: /s/ William T. Kerr
_________________________________________

William T. Kerr
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Meredith Corporation., hereby severally constitute John S. Zieser and Suku V. Radia, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and generally to do all such things in our name and behalf in the capacities indicated below to enable Meredith Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005.

Signature	Title

/s/ William T. Kerr William T. Kerr	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Suku V. Radia Suku V. Radia	Vice President-Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Stephen M. Lacy Stephen M. Lacy	President, Chief Operating Officer and Director

/s/ Herbert M. Baum Herbert M. Baum	Director

/s/ Mary Sue Coleman Mary Sue Coleman	Director

/s/ Frederick B. Henry Frederick B. Henry	Director

/s/ Joel W. Johnson Joel W. Johnson	Director

/s/ Robert E. Lee Robert E. Lee	Director

/s/ David J. Londoner David J. Londoner	Director

/s/ Philip A. Marineau Philip A. Marineau	Director

/s/ D. Mell Meredith Frazier D. Mell Meredith Frazier	Director

/s/ Charles D. Peebler Charles D. Peebler, Jr.	Director

/s/ Nicholas L. Reding Nicholas L. Reding	Director

Pursuant to the requirements of the Securities Act of 1933, the Meredith Savings and Investment Plan has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa on the 8th day of June, 2005.

MEREDITH SAVINGS AND INVESTMENT PLAN

By:     /s/ Steven M. Cappaert, Chairman
Steven M. Cappaert, Chairman
Meredith Savings and Investment Plan Committee

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion (including consent) of John S. Zieser*

5.2

Registrants have obtained a favorable determination letter from the Internal Revenue Service that the Meredith Savings and Investment Plan is qualified under Section 401(a) of the Internal Revenue Code ("Code"). Registrants undertake that they will cause the Plan and all amendments thereto to be submitted to the Internal Revenue Service (the "Service") in a timely manner and that they will cause all changes to be made as required in order for the Service to issue determination letters with respect to the Plan.

23.1	Consent of KPMG LLP*

*Filed herewith